Exhibit 10.c i
MASCO CORPORATION
TERMS AND CONDITIONS OF
AWARDS GRANTED UNDER THE
MASCO CORPORATION 2024 LONG TERM STOCK INCENTIVE PLAN

Section 1.    Definitions

Terms not defined in these Terms and Conditions shall have the meanings given to them in the Masco Corporation (the “Company”) 2024 Long Term Stock Incentive Plan (the “Plan”) or the Award Agreement.
a.“Cause” shall be deemed to refer to:
i.“Cause,” as defined in any employment, severance, consulting or other similar agreement between you and the Company in effect at the time of termination of your employment, or
ii.In the absence of any such employment, severance, consulting or other similar agreement (or the absence of any definition of “Cause” contained therein), your
(A)willful neglect in the performance of your duties for the Company or willful or repeated failure or refusal to perform such duties;
(B)engagement in conduct in connection with your employment or service with the Company, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any of its subsidiaries or Affiliates;
(C)conviction of, or plea of guilty or no contest to any felony or any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any of its subsidiaries or Affiliates;
(D)material violation of the written policies of the Company or restrictive covenants of the Company to which you are bound;
(E)fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company or any of its subsidiaries or Affiliates; or
(F)act of personal dishonesty that involves personal profit in connection with your employment or service to the Company.

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Your resignation after any event described in Section 1(a)(i) or (ii) that would be grounds for your termination with Cause will be treated as a termination with Cause hereunder.
b.“Disability” shall be deemed to refer to the meaning of “Disability” as set forth by the Social Security Administration as of the applicable time.
c.“Employment” or “employed” shall be deemed to refer to employment by the Company and/or its subsidiaries and shall not include employment by an Affiliate that is not a subsidiary of the Company, unless the Committee so determines at the time such employment commences.
d.“Good Reason” shall be deemed to refer to your resignation within 24 months following the initial existence of one or more of the following triggers, arising without your consent:
i.a significant diminution in your target compensation opportunity;
ii.a significant diminution in your authority, duties or responsibilities;
iii.a significant diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report, including a requirement that you report to a corporate officer or employee, instead of reporting directly to the Board;
iv.a relocation resulting in more than an additional 70 mile commute to the geographic location at which you must provide services; provided, that this Good Reason trigger shall not apply in the event that you have been designated to perform your services as a remote worker; or
v.any other action or inaction that constitutes a material breach by the Company of the agreement under which you provide services.
You are required to notify the Company that one of the triggers described in this Section 1(d) exists within a period that does not exceed 90 days of the time the trigger first existed, and the Company must have no less than 30 days from such notice to cure such instance.
e.“Grant Date” shall be deemed to refer to the date the Award is granted.
f.“Retirement Eligible” shall be deemed to refer to attaining (i) age 65 (or, if you reside outside of the United States and hold Phantom Shares, attaining the normal retirement age as provided at the time of your retirement under the most recent retirement-type plan of which you are a participant), or (ii) age 55 and having at least 10 years of continuous employment with the Company and/or any of its subsidiaries.
g.“Term” shall be deemed to refer to the period during which an Award of Options or SARs must be exercised, which shall be no later than 10 years after the Grant Date.

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Section 2.    Terms of Specific Equity Awards

a.If you have been granted an Award of Restricted Stock Units:
i.Restricted Stock Units (“RSUs”) are bookkeeping entries that give you the right to receive Shares on a one-for-one RSU-to-Share basis upon vesting. Shares issued upon vesting of RSUs will be registered in your name in book-entry form. RSUs that do not vest into Shares will lapse and be forfeited. Until the RSUs vest and are settled in Shares, you will not have voting rights with respect to the RSUs or the underlying Shares, and you will not be able to sell, encumber or otherwise transfer the RSUs or the underlying Shares, except in accordance with the Plan.
ii.Provided that you have been continuously employed by the Company following the Grant Date, and subject to the other terms and conditions of the Award, the restrictions on the RSUs will lapse in accordance with the vesting schedule set forth in the Award Agreement until all the RSUs have vested into Shares.
b.If you have been granted an Award of Phantom Shares:
i.Phantom Shares (“Phantom Shares”) are the rights to receive from the Company an amount (in the local currency as determined by the Board) equal to the fair market value of a Share upon the expiration of the Restricted Period. Promptly after each of the vesting dates for the Phantom Shares, the Company will pay to you in cash (subject to any applicable taxes or charges) the amount determined at that time that you are entitled to receive on account of those Phantom Shares as to which the Restricted Period then lapses. Upon such payment, such Phantom Shares shall be extinguished. Notwithstanding this Section 2(b)(i), at its option, the Company may deliver to you a number of whole Shares corresponding to the number of your Phantom Shares upon the expiration of the Restricted Period (subject to any applicable taxes or charges).
ii.Provided that you have been continuously employed by the Company following the Grant Date, and subject to the other terms and conditions of the Award, the restrictions on the Phantom Shares will lapse in accordance with the vesting schedule set forth in the Award Agreement.
c.If you have been granted an Award of Options:
i.Options (“Options”) are the rights to purchase Shares, at a price per Share which shall not be less than 100% of the fair market value of a Share on the Grant Date, subject to the terms and conditions of the Options.
ii.Options are exercisable cumulatively in installments as set forth in the Award Agreement; provided that, subject to Section 4(b), on each date of exercise, you qualify to exercise such Option under the provisions of your Award Agreement and the Plan. All installments of your Option must be exercised

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no later than the last day of the Term; all unexercised installments or portions thereof shall lapse and the right to purchase Shares pursuant to your Option shall be of no further effect after such date.
iii.Upon receipt of written notice of exercise of your Options, the Company will inform you of the methods available to effectuate your exercise, and will execute your exercise in accordance with your instructions.
d.If you have been granted an Award of SARs:
i.Stock Appreciation Rights (“SARs”) are the rights to an amount equal to the “Spread” in the Unit on the date you choose to exercise the SAR in respect of that Unit, subject to the terms and conditions of the SARs. For this purpose, “Spread” shall mean an amount equal to the fair market value of a Share on the date you exercise the SAR less the Base Value of a Unit.
ii.All installments of your SAR must be exercised no later than the last day of the Term; all unexercised installments or portions thereof shall lapse without compensation, and the right to the Spread pursuant to your SAR shall be of no further effect after such date.
iii.Upon receipt of written notice of exercise, the Company will pay to you in cash (subject to any applicable taxes or charges) the amount, determined by multiplying the Spread by the number of Units exercised, which shall then be converted, as determined by the Committee, into U.S. dollars or the local currency of your residence at the then current exchange rate.

Section 3.    Dividends and Dividend Equivalents
a.If you have been granted an Award of RSUs or Phantom Shares:
i.Promptly after each of the vesting dates, you will be paid an amount in cash (subject to any applicable taxes or charges) equal to the sum of the regular quarterly per share cash dividends, if any, paid by the Company to holders of record on or after the Grant Date (the “Dividend Equivalent”) multiplied by the number of RSUs then vesting into Shares or Shares underlying the Phantom Shares as to which the Restricted Period then lapses, as appliable.
ii.If, prior to the final vesting date of an Award hereunder (the “Final Vesting Date”), there is a record date for the Company’s regular quarterly cash dividend that will be payable after the Final Vesting Date, then the Company shall pay you Dividend Equivalents on the Awards that were held by you on such record date, calculated as provided in Section 3(a)(i). The timing of payment of Dividend Equivalents will be as follows:
A.For RSUs, as soon as practicable after the later of the date the RSUs are settled in Shares or the date the declared dividend is paid to shareholders generally; or

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B.For Phantom Shares, at any time within one year of the payment of such dividend by the Company.
Except for the payment of Dividend Equivalents, you shall have no right to receive any payment on account of any dividend or other distribution on the underlying Shares. Dividend Equivalents may not be paid until the vesting of the Awards.
b.If you have been granted an Award of Options or SARs, you shall have no right to receive any payment on account of any dividend or other distribution on the underlying Shares, except to the extent declared after the date of receipt of your written notice of exercise (for SARs, only to the extent the Company exercises its discretion to deliver to you Shares upon your exercise of SARs).

Section 4.    Termination of Employment
a.If you have been granted an Award of RSUs or Phantom Shares:
i.If your employment with the Company terminates for any reason while restrictions remain in effect, then all Awards that have not vested as of the date of your termination shall be automatically forfeited to the Company.
ii.Notwithstanding Section 4(a)(i):
A.If your employment with the Company terminates without Cause and you are Retirement Eligible, then the Awards will continue to vest in accordance with their terms and the provisions of the Plan and the Award Agreement.
B.If your employment is terminated by reason of death or Disability, all unvested portions of the Award shall thereupon become vested.
C.If your employment is terminated without Cause within 24 months following the date of a Change in Control or you resign with Good Reason, the Awards shall be treated in accordance with Section 5.
b.If you have been granted an Award of Options or SARs:
i.If your employment with the Company terminates while restrictions remain in effect, then all Awards that are not exercisable shall be automatically forfeited to the Company upon your termination. With respect to Awards that were exercisable as of the date of termination, such Awards will be exercisable within 90 days (extended to the next business day if the ninetieth day falls on a weekend or holiday). Except as so exercised, such Award shall expire at the end of such period.

Exhibit 10.c i
ii.Notwithstanding Section 4(b)(i):
A.If your employment with the Company terminates without Cause and you are Retirement Eligible and have been employed by the Company for at least one year after the Grant Date, then the Awards shall continue to vest in the same manner and shall become exercisable as though your employment had not been terminated, subject to the other provisions of your Award Agreement and the Plan.
B.If your employment with the Company terminates without Cause and you are Retirement Eligible and have not been employed by the Company for at least one year after the Grant Date, then the Awards shall become exercisable on a prorata basis, calculated with (x) the numerator being the number of days you have been employed by the Company from the Grant Date until the date of such termination of employment and (y) the denominator being 365, with such quotient rounded to the nearest 10 shares, and shall remain exercisable for the remainder of the Term.
C.If your employment is terminated by reason of Disability, all unexercisable installments of the Award shall thereupon become exercisable and shall remain exercisable for the remainder of the Term.
D.If you die, all unexercisable installments of the Award shall thereupon become exercisable and, at any time or times within one year after such death, such Award may be exercised, as to all or any unexercised portion of the Award. The Company may decline to deliver Shares or recognize the rights, as applicable, to a designated beneficiary until it receives indemnity against claims of third parties satisfactory to the Company. Except as so exercised, such Award shall expire at the end of such one year period.
E.If your employment is terminated without Cause or you resign with Good Reason, in each case, within 24 months following the date of a Change in Control, all unexercisable installments of the Awards shall be treated in accordance with Section 5.
iii.If your employment with the Company is terminated with Cause, or if the Committee determines that your employment could have been terminated with Cause or that you breached or violated any restrictive covenants or other obligations to which you are or were subject, and if any installments of your Award became exercisable within the 2 year period prior to the date of such termination (such installments being referred to as the “Subject Award”), by accepting your Award you agree that the following provisions will apply:

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A.Upon the demand of the Company, you will pay to the Company in cash within 30 days after the date of such termination, the amount of income realized for income tax purposes from the exercise of any Subject Awards prior to the date of such termination, net of all federal, state and other taxes payable on the amount of such income, plus all costs and expenses of the Company in any effort to enforce its rights hereunder; and
B.Any right you would otherwise have, pursuant to the terms of your Award Agreement, including these Terms and Conditions, or the Plan to exercise any Subject Awards on or after the date of such termination, shall be extinguished as of the date of such termination.
C.To the extent permitted under applicable law, the Company shall have the right to set off or withhold any amount owed to you by the Company or any of its subsidiaries or Affiliates for any amount owed to the Company by you under your Award Agreement.

Section 5.    Change in Control
The treatment of your Awards upon a Change in Control of the Company shall be subject to Section 7(f) of the Plan.

Section 6.    Restatement of Financial Statements
You agree that if the Company has a restatement of its financial statements, other than as a result of changes to accounting rules and regulations, the Awards shall be subject to the Masco Corporation Compensation Recoupment Policy, or any other clawback or recoupment arrangements or policies the Company has in place from time to time.

Section 7.    Prohibited Activities.
a.If you have been granted an Award of RSUs or Options or an Award of Phantom Shares or SARs and you reside in the United States, notwithstanding anything to the contrary in these Terms and Conditions:
i.If at any time you engage in an activity following your termination of employment which in the sole judgment of the Committee is detrimental to the interests of the Company, a subsidiary or an Affiliate, all Awards that have not vested or unexercised installments of Awards, as applicable, will be

Exhibit 10.c i
forfeited to the Company. You acknowledge that such activity includes, but is not limited to, “Business Activities.”
ii.You agree, in consideration for your Award, and regardless of whether your Award has vested or becomes exercisable or is exercised, as applicable, while you are a holder of your Award and, to the maximum extent permitted under applicable law, for a period of one year thereafter (the “Prohibited Period”), not to, directly or indirectly, own any interest in (other than an indirect interest that arises from your ownership of or investments in mutual funds or similar collective investment equity vehicles available to the general public), manage, control, participate in (whether as a manager, officer, employee, partner, agent, representative or otherwise), consult with, render services for, or any other manner engage in, or assist in any manner any other person or entity to engage in, any Business Activities within the Restricted Territory. For purposes of these Terms and Conditions, “Business Activities” shall mean the design, development, manufacture, sale, marketing or servicing of any product or service that is competitive with any products or services offered by the Company or any subsidiary or Affiliate of the Company at any time while your Award is outstanding; and “Restricted Territory” means any state in which the Company or its subsidiary or Affiliate offers services or products.
iii.Without limiting the generality of Section 7(a)(i) and (ii), you agree that during the Prohibited Period, you will not, directly or indirectly:
A.solicit business from any person or entity that is or was a client or customer of the Company or any of its subsidiaries or Affiliates during the time in which your Award is outstanding for the purpose of securing business or contracts related to the Business Activities or in any way interfere with the relationship between the Company and its subsidiaries or Affiliates and any such client or customer; or
B.employ, solicit, engage, or in any way interfere in the Company’s relationship with any person who is (or was at any time during the 12 months preceding such action) employed or engaged by the Company or its subsidiaries or Affiliates.
iv.Should you breach any of the restrictions contained in this Section 7(a), by accepting your Award you agree, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, to pay to the Company in cash immediately upon the demand of the Company (A) the amount of income realized for income tax purposes from your Award or the exercise of any portion of your Award, as applicable, net of all federal, state and other taxes payable on the amount of such income, but only to the extent such income is realized from the vesting or exercises that occurred, as applicable, of your Award on or after your termination of employment or, if applicable, any consulting relationship with the Company or its subsidiary or within the two

Exhibit 10.c i
year period prior to the date of such termination, plus (B) all costs and expenses of the Company in any effort to enforce its rights under this section. To the extent permitted under applicable law, the Company shall have the right to set off or withhold any amount owed to you by the Company or any of its subsidiaries or Affiliates for any amount owed to the Company by you under your Award Agreement.
b.If you have been granted an Award of Phantom Shares or SARs and you reside outside of the United States, you agree, in the consideration for your Award, and regardless of whether the Restricted Period on the Phantom Shares has lapsed or whether the SARs are exercisable, as applicable, while you are employed or retained as a consultant by the Company or any of its subsidiaries not to engage in, and not to become associated in a “Prohibited Capacity” (as defined in Section 7(b)(i)) with any other entity engaged in, any Business Activity and not to encourage or assist others in encouraging any employee of the Company or any of its subsidiaries to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities.
i.For purposes of Section 7(b), “Prohibited Capacity” shall mean being associated with an entity as an employee, consultant, investor or another capacity where (A) confidential business information of the Company or any of its subsidiaries could be used as fulfilling any of your duties or responsibilities with such other entity, (B) any of your duties or responsibilities are similar to or include any of those you had while employed or retained as a consultant by the Company or any of its subsidiaries, or (C) an investment by you in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.

Section 8.    Dispute Resolution
a.Section 3 of the Plan provides, in part, that the Committee shall have the authority to interpret the Plan, the Award Agreement, your Award and any related document and decide all questions and settle all controversies and disputes relating thereto. It further provides that the determinations, interpretations and decisions of the Committee are within its sole discretion and are final, conclusive and binding on all persons. You agree to the Committee’s authority with respect to the Award and to the application of the Company’s Dispute Resolution Policy.
b.In addition, you and the Company agree that if for any reason a claim is asserted against the Company or any of its subsidiaries or Affiliates or any officer, employee or agent of the foregoing (other than a claim involving non-competition restrictions or the Company’s, a subsidiary’s or an Affiliate’s trade secrets, confidential information or intellectual property rights) which (i) is within the scope of the Company’s Dispute Resolution Policy (the terms of which are incorporated in these Terms and Conditions, as it shall be amended from time to time); (ii) subverts the provisions of Section 3 of the Plan; or (iii) involves any of the provisions of the Award Agreement or the Plan or the provisions of any equity award or other agreements relating to

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Company common stock or the claims of yourself or any persons to the benefits thereof, in order to provide a more speedy and economical resolution, the Dispute Resolution Policy shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which are set forth above, except as otherwise agreed in writing by you and the Company or a subsidiary of the Company. It is our mutual intention that any arbitration award entered under the Dispute Resolution Policy will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the provisions of the Dispute Resolution Policy, however, the parties specifically agree that any mediation or arbitration required by this paragraph shall take place at the offices of the American Arbitration Association located in the metropolitan Detroit area or such other location in the metropolitan Detroit area as the parties might agree.
c.The provisions of this Section 8: (i) shall survive the termination or expiration of the Award Agreement, (ii) shall be binding upon the Company’s and your respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon the Award Agreement, (iii) shall supersede the provisions of any prior agreement between you and the Company or its subsidiaries or Affiliates with respect to any of the Company’s Awards or other stock-based incentive plans to the extent the provisions of such other agreement requires arbitration between you and your employer, and (iv) may not be modified without the consent of the Company. Subject to the exception set forth in Section 8(b), you and the Company acknowledge that neither you, nor the Company, nor any other person asserting a claim described in Section 8(b) has the right to resort to any federal, state or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.

Section 9.    No Commitment to Employment
You agree that the grant of your Award and your acceptance of your Award does not imply any commitment by the Company, a subsidiary or Affiliate to your continued employment or consulting relationship, and that your employment status is that of an employee-at-will and in particular that the Company, its subsidiary or Affiliate has a continuing right with or without Cause (unless otherwise specifically agreed to in writing executed by you and the Company) to terminate your employment or other relationship at any time.

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Section 10.    Compliance with Section 409Aof the Internal Revenue Code.
a.Your Award Agreement and the Plan are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A of the Code”), and the provisions of your Award Agreement and the Plan shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code.
b.If any term or condition of your Award Agreement or any provision of the Plan would otherwise frustrate or conflict with this intent, the term or condition or provision shall be interpreted and deemed amended so as to avoid this conflict.
c.Notwithstanding anything in the Plan to the contrary, if the Committee considers you to be a “specified employee” under Section 409A of the Code at the time of your “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to you with respect to your Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in you incurring interest or additional tax under Section 409A of the Code. Your right to any “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations) shall be treated separately from the right to other amounts under your Award. To the extent your Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), your right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment.
d.Notwithstanding Sections 10(a) through (c), the tax treatment of the benefits provided under your Award Agreement or the Plan is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A of the Code.

Section 11.    Tax Matters
You agree to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes. You also agree to promptly provide such information with respect to your Award or the underlying Shares acquired pursuant to your Award, as may be requested by the Company or any of its subsidiaries or Affiliates.

Section 12. Other Terms
a.The Award Agreement shall be governed by and interpreted in accordance with Michigan law.

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b.The headings set forth herein are for informational purposes only and are not a substantive part of these Terms and Conditions.
c.These Terms and Conditions are effective for grants made on or after February 6, 2025.